Exhibit 99.2

CONSENT OF INDEPENDENT VALUATION EXPERT
We hereby consent to the reference to our name (including under the heading “Experts”) and description of our role in the valuation process of KBS Real Estate Investment Trust III, Inc. (the “Company”) in the prospectus supplement to the prospectus contained in the Company’s Registration Statement on Form S-11, File No. 333-164703 (the “Supplement”) to be filed on the date hereof.

/s/ CBRE Capital Advisors, Inc.
CBRE Capital Advisors, Inc.

May 6, 2014